UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2004

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (832) 239-6000

Plains Exploration & Production Company

Page #
Item 7. Financial Statements and Exhibits	1
Signatures	12

Item 7.    Financial Statements and Exhibits

(b) (1) Proforma Financial Information

The proforma information presented herein reflects the anticipated sale of Nuevo Energy Company’s subsidiaries that hold its oil and gas in the Republic of Congo.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial information shows the pro forma effect of the merger of Plains Exploration & Production Company (“Plains”) and Nuevo Energy Company (“Nuevo”). The unaudited pro forma combined statement of income for the year ended December 31, 2003 has been prepared based on the historical consolidated statements of income of Plains and Nuevo under the assumptions set forth in the accompanying footnotes. The unaudited pro forma combined balance sheet as of December 31, 2003 has been prepared based on the historical consolidated balance sheets of Plains and Nuevo under the assumptions set forth in the accompanying footnotes.

On February 12, 2004, Plains and Nuevo announced they had entered into a definitive agreement pursuant to which Plains will acquire Nuevo in a stock for stock transaction. If completed, Plains will issue up to 38.8 million shares to Nuevo shareholders and assume $234 million of net debt (as of December 31, 2003) and $115 million of TECONs. Under the terms of the transaction, Nuevo stockholders will receive 1.765 shares of Plains common stock for each share of Nuevo common stock. This transaction has been accounted for using the purchase method of accounting. The effect of this transaction is reflected in the merger adjustments in the unaudited pro forma combined statements of income.

The pro forma effects of the following transactions are presented in Note 5 to the pro forma combined financial statements:

•	Plains’ acquisition of 3TEC Energy Corporation which was completed on June 4, 2003; and

•	Plains’ issuance of $75 million of 8.75% senior subordinated notes on May 30, 2003.

The unaudited pro forma combined statement of income for the year ended December 31, 2003 assumes the Nuevo merger transaction, 3TEC merger transaction, the new notes offering and the sale of Nuevo’s Congo operations occurred on January 1, 2003. Plains believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions.

In February 2004 Nuevo redeemed the $75 million balance outstanding of its 9 1/2% Senior Subordinated Notes due June 1, 2008 at 104.75%. The redemption was funded by proceeds from real estate sales and bank debt. Nuevo estimates the redemption will result in annual interest expense savings of approximately $6 million. The effect of the redemption is not reflected as a pro forma adjustment to the historical data.

Plains has not reflected as an adjustment to the historical data annual cost savings of at least $20 million that Plains and Nuevo expect to result from the merger.

The unaudited pro forma combined financial statements do not purport to represent what Plains results of operations would have been if such transactions had occurred on such dates. These unaudited pro forma combined financial statements should be read in conjunction with the Form 10-K of Plains for the year ended December 31, 2003, the Consolidated Financial Statements of 3TEC included in Plains’ Registration Statement on Form S-4 (No. 333-108407) filed August 29, 2003, and the Form 10-K of Nuevo for the year ended December 31, 2003.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AT DECEMBER 31, 2003

(in thousands of dollars)

	Plains Historical	Merger Adjustments (a)	Plains Proforma
ASSETS
Current Assets
Cash and cash equivalents	$1,377	$63,076	$64,453
Accounts receivable	50,611	39,728	90,339
Assets held for sale	—	38,290	38,290
Inventories	5,318	3,233	8,551
Other current assets	3,019	4,387	7,406

	60,325	148,714	209,039

Property and Equipment, at cost
Oil and natural gas properties—full cost method
Subject to amortization	1,074,302	962,131	2,036,433
Not subject to amortization	63,658	—	63,658
Other property and equipment	4,939	—	4,939

	1,142,899	962,131	2,105,030
Allowance for depreciation, depletion and amortization	(186,004)	—	(186,004)

	956,895	962,131	1,919,026

Goodwill	147,251	239,285	386,536

Other Assets	19,641	5,425	25,066

	$1,184,112	$1,355,555	$2,539,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$79,750	$85,395	$165,145
Commodity hedging contracts	55,123	35,005	90,128
Royalties payable	19,080	5,312	24,392
Interest payable	622	3,663	4,285
Current maturities on long-term debt	511	—	511

	155,086	129,375	284,461

Long-Term Debt	487,906	401,713	889,619

Asset Retirement Obligation	33,235	133,861	167,096

Other Long-Term Liabilities	32,194	12,067	44,261

Deferred Income Taxes	121,435	89,656	211,091

Stockholders’ Equity
Stockholders’ equity	394,695	588,883	983,578
Accumulated other comprehensive income (loss)	(40,439)	—	(40,439)

	354,256	588,883	943,139

	$1,184,112	$1,355,555	$2,539,667

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED ENDED DECEMBER 31, 2003

(in thousands of dollars, except per share data)

	Plains Pro Forma	Nuevo Historical	Adjustments for Sale of Nuevo’s Congo Operations	Nuevo Pro Forma	Merger Adjustments		Combined Company Pro Forma Adjusted
Revenues
Oil, gas and plant revenues	$376,797	$369,975	$(42,772)	$327,203	$—		$704,000
Other operating revenues	888	1,362	—	1,362	—		2,250

	377,685	371,337	(42,772)	328,565	—		706,250

Costs and expenses:
Production expenses	118,205	159,832	(10,536)	149,296	—		267,501
Exploration costs	—	2,115	—	2,115	(2,115	)(b)	—
General and administrative	29,424	28,457	—	28,457	—		57,881
Stock appreciation rights	18,010	—	—	—	—		18,010
Gain on disposition of properties	—	(5,824)	—	(5,824)	4,551	(c)	(1,273)
Depreciation, depletion, amortization and accretion	64,999	70,810	(5,847)	64,963	43,798	(d)	173,760
Other	—	1,256	—	1,256	—		1,256

	230,638	256,646	(16,383)	240,263	46,234		517,135

Income from operations	147,047	114,691	(26,389)	88,302	(46,234)		189,115
Other income (expense):
Interest expense	(27,075)	(36,406)	1	(36,405)	1,612	(e)	(61,868)
Gain (loss) on derivatives	(37,084)	(5,842)	—	(5,842)	—		(42,926)
Loss on early extinguishment of debt	—	(12,578)	—	(12,578)	—		(12,578)
Interest and other income (expense)	(100)	342	(25)	317	—		217

Income from continuing operations before income taxes	82,788	60,207	(26,413)	33,794	(44,622)		71,960
Income tax benefit (expense)	(34,342)	(23,118)	3,452	(19,666)	23,197	(f)	(30,811)

Income from continuing operations	$48,446	$37,089	$(22,961)	$14,128	$(21,425)		$41,149

Earnings per share
Basic	$1.21	$1.92	—	$0.73	—		$0.54
Diluted	$1.20	$1.89	—	$0.72	—		$0.53

Average shares outstanding
Basic	40,190	19,355	—	19,355	17,142		76,687
Diluted	40,256	19,627	—	19,627	17,363		77,246

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND ACCOUNTING FOR THE MERGER

The accompanying unaudited pro forma balance sheet and unaudited pro forma statement of income presents the pro forma effects of the merger and the transactions. The unaudited pro forma balance sheet is presented as though the merger occurred on December 31, 2003. The unaudited pro forma combined statement of income for year ended December 31, 2003 assumes the merger occurred on January 1, 2003.

The merger has been accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, Nuevo’s assets and liabilities acquired or assumed are revalued and recorded at their estimated fair values.

Plains follows the full cost method of accounting for oil and gas properties while Nuevo follows the successful efforts method of accounting. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of costs associated with unsuccessful exploration drilling, geological and geophysical costs and general and administrative costs associated with acquisition, exploration, exploitation and development activities. Under full cost accounting proceeds from the sale of oil and gas properties are reflected as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Pro forma entries include the reclassification of certain of these items to conform Nuevo’s accounting to the full cost method.

NOTE 2—SALE OF NUEVO CONGO OPERATIONS

On April 8, 2004 Nuevo, together with its wholly owned subsidiary Nuevo International Inc., entered into a definitive agreement to sell Nuevo’s operations offshore the Republic of Congo via the sale of the stock of Nuevo’s subsidiaries that hold the Congo properties. Nuevo’s historical statement of income for the year ended December 31, 2003 has been adjusted to reflect the sale of such operations effective January 1, 2003. The assets acquired and liabilities assumed in the Merger Adjustments have been adjusted to exclude amounts related to Nuevo’s Congo operations and cash and cash equivalents includes $56.8 million related to the sale. The effects to Nuevo’s historical balance sheet for other working capital items, which have equal impacts to the assets acquired and liabilities assumed, consist of decreases to current assets of $2.6 million, primarily related to inventories, and to current liabilities of $9.6 million, primarily related to accounts payable and other current liabilities. The other effects to Nuevo’s historical balance sheet relate to decreases to non-current assets, primarily oil and gas properties, of approximately $42.9 million and non-current liabilities, primarily the asset retirement obligation of $2.6 million. The Merger Adjustments (Note 3(a)) reflect the assets acquired and liabilities assumed at fair value.

If the combined company used the $56.8 million in estimated proceeds from the sale to retire outstanding bank debt, long-term debt at December 31, 2003 would be reduced to $832.8 million and interest expense for the year ended December 31, 2003 would be reduced by $1.6 million and income from continuing operations would be increased by $1.0 million.

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 3—PRO FORMA ADJUSTMENTS RELATED TO THE MERGER

The unaudited pro forma balance sheet includes the following adjustments:

(a) This entry reflects the estimated preliminary pro forma allocation of the purchase price as of December 31, 2003 using the purchase method of accounting. The following is a calculation and allocation of the purchase price to assets acquired and liabilities assumed based on their relative fair value (in thousands, except as noted):

Shares of Plains common stock to be issued	36,496
Average Plains stock price	$15.76

Fair value of Plains common stock to be issued	$575,177
Fair value of Nuevo employee stock options to be assumed by Plains	13,706
Estimated merger expenses	32,000

Total purchase price before liabilities assumed	620,883
Fair value of liabilities :
Senior Subordinated Notes	244,313
Bank Credit Facility	15,000
TECONs	110,400
Current liabilities	129,375
Other noncurrent liabilities	12,067
Deferred income tax liabilities	89,656
Asset retirement obligation	133,861

Total purchase price plus liabilities assumed	$1,355,555

Fair value of assets acquired:
Current assets	$148,714
Proved oil and gas properties	962,131
Other noncurrent assets	5,425
Goodwill	239,285

$1,355,555

The purchase price includes the value of Plains common stock to be issued to Nuevo stockholders in the merger. The average Plains common stock price is based on the average closing prices of Plains common stock during the five business day period commencing two days before the merger was announced. Under the terms of the merger agreement, Nuevo common stockholders will receive 1.765 shares of Plains common stock for each share of Nuevo common stock. It is expected that Plains will issue 35.8 million common shares based on Nuevo’s outstanding common shares on February 12, 2004.

        At least 30 days prior to the effective time of the merger, Nuevo will give each holder of any employee or director stock option of Nuevo the opportunity to have each such option cancelled and redeemed immediately prior to the merger. Upon consummation of the merger, Plains will assume each uncancelled option and each such option will become an option (i) to purchase that number of shares of Plains common stock obtained by multiplying the number of shares of Nuevo common stock issuable upon the exercise of such option by 1.765, (ii) at an exercise price per share equal to the per share exercise price of such option divided by 1.765, and (iii) otherwise upon the same terms and conditions as such outstanding options. The accompanying pro forma statements assume that no Nuevo stock options are redeemed prior to the merger, and that Plains issues 2.3 million options with an average exercise price of $10.59. If all outstanding Nuevo stock options are cancelled and redeemed, cash consideration of approximately $19.3 million would be paid to option holders based on a Nuevo

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

share price of $32.56, the closing price on March 31, 2004. The accompanying pro forma statements assume that no Nuevo stock options are redeemed prior to the merger.

If all stock options are redeemed for cash prior to the closing of the merger, pro forma income from continuing operations would be $40.9 million compared to the $41.1 million presented in the accompanying statements for the year ended December 31, 2003. The basic earnings per share amount would be $0.53 per share compared to the $0.54 per share in the accompanying statements. The diluted earnings per share amount would not change.

The total purchase price also includes $32 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been added to long-term debt in the unaudited pro forma balance sheet.

The preliminary allocation of purchase price includes approximately $239 million of goodwill. Approximately $90 million of the goodwill is related to deferred income tax liabilities to be recorded due to the non-taxable nature of the merger. The significant factors that contributed to the recognition of goodwill include but are not limited to expected economies of scale in connection with our existing operations, improved financial flexibility with more efficient access to lower cost capital and the ability to acquire an established business with an assembled workforce.

The purchase price is preliminary and is subject to change due to several factors including:

•	Changes in the fair values of Nuevo’s assets and liabilities as of the effective time of the merger;

•	The number of Nuevo common and restricted shares and stock options outstanding as of the effective time of the merger;

•	Actual merger costs incurred; and

•	Tax basis of Nuevo assets at the effective time of the merger.

The unaudited pro forma statements of income include the following adjustments:

(b) This entry reflects the reversal of Nuevo historical exploration costs that are expensed under the successful efforts methods of accounting and are capitalized under the full cost method of accounting.

(c) This entry reflects the reversal of the gain on disposition of oil and gas properties and assets held for sale. Under full cost accounting, proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. The remaining gain on disposition of property relates to sales of non oil and gas properties.

(d) This entry adjusts depreciation, depletion, amortization and accretion expense based on the fair value allocated to oil and gas properties. Pro forma depreciation, depletion, amortization and accretion for the combined company is calculated using the unit of production method based on the oil and gas property costs, reserve volumes and future development and abandonment costs of the combined companies. The pro forma depreciation, depletion, amortization and accretion rate is $5.24 per barrel of oil equivalent. Accretion expense has been adjusted to reflect Plains’ credit adjusted risk free interest rate and other assumptions.

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

(e) This entry adjusts historical interest expense for the effect of debt assumed and incurred in connection with the merger.

(f) This entry reflects the adjustment of income tax expense based on a post-merger effective rate of approximately 41% (43% including return to provision adjustments included in Plains’ historical income tax expense for the year ended December 31, 2003).

NOTE 4 – EARNINGS PER SHARE

Earnings per share for the year ended December 31, 2003 has been calculated based on the pro forma weighted average number of shares outstanding as follows:

	Year Ended December 31, 2003
Weighted average shares outstanding		33,321
Pro forma increase assuming 3TEC merger occurred January 1, 2003		6,869
Nuevo outstanding shares	20,678
Exchange ratio	1.765	36,497

Pro forma basic shares outstanding		76,687
Plains restricted shares		148
Nuevo options		411

Pro forma diluted shares outstanding		77,246

Diluted shares do not include the following because the inclusion would be anti-dilutive:

Year Ended December 31, 2002
Shares issuable upon conversion of TECONs	3,419
Nuevo employee stock options with an exercise price greater than the average market price of the common stock	477

NOTE 5 – PLAINS PRO FORMA RESULTS OF OPERATIONS

Plains’ pro forma results of operations included in the accompanying unaudited pro forma statement of operations include the effect of the following:

•	Plains acquisition of 3TEC Energy Corporation which was completed on June 4, 2003; and

•	Plains issuance of $75 million of 8.75% senior subordinated notes on May 30, 2003.

On June 4, 2003 Plains acquired 3TEC for approximately $312.9 million in cash and common stock plus $90.0 million to retire outstanding debt and $14.7 million to retire outstanding 3TEC preferred stock. Under the terms of the agreement 3TEC stockholders received $8.50 in cash and 0.85 shares of our common stock for each share of 3TEC common stock. This transaction has been accounted for using the purchase method of accounting. The effect of this transaction is reflected in the 3TEC Merger Adjustments in the unaudited pro forma consolidated statements of income.

The unaudited pro forma combined statement of income for the year ended December 31, 2003 assumes the 3TEC merger transactions and the $75 million notes offering occurred on January 1, 2003. Plains believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands of dollars, except per share data)

	Plains Historical	Offering Adjustments		Plains Pro Forma Offering	3TEC Historical(4)	Merger Adjustments		Plains Pro Forma Adjusted
Revenues
Oil, gas and plant revenues	$303,202	$—		$303,202	$73,664	$(69	)(5)	$376,797
Gain (loss) on sale of properties	—	—		—	72	(72	)(10)	—
Gain (loss) on derivatives	—	—		—	(37,931)	37,931	(12)	—
Other operating revenues	888	—		888	59	(59	)(12)	888

	304,090	—		304,090	35,864	37,731		377,685

Costs and Expenses
Production expenses	104,819	—		104,819	13,386	—		118,205
Geological and geophysical	—	—		—	5,023	(5,023	)(10)	—
Dry hole and impairments	—	—		—	2,198	(2,198	)(10)	—
General and administrative	25,148	—		25,148	4,539	(263	)(10)	29,424
Stock appreciation rights	18,010	—		18,010	—	—		18,010
						(17,954	)(6)
Depreciation, depletion,						11,707	(7)
amortization and accretion	52,484	32	(1)	52,516	18,313	417	(13)	64,999

	200,461	32		200,493	43,459	(13,314)		230,638

Income from Operations	103,629	(32)		103,597	(7,595)	51,045		147,047
Other Income (Expense)
						1,336	(8)
Interest expense	(23,778)	(2,408	)(2)	(26,186)	(1,336)	(889	)(9)	(27,075)
Gain (loss) on derivatives	847	—		847	—	(37,931	)(12)	(37,084)
Merger costs	—	—		—	(11,108)	11,108	(11)	—
						14	(10)
Interest and other income (expense)	(159)	—		(159)	(14)	59	(12)	(100)

Income From Continuing Operations Before Income Taxes	80,539	(2,440)		78,099	(20,053)	24,742		82,788
Income tax benefit (expense)	(33,452)	965	(3)	(32,487)	7,820	(9,675	)(14)	(34,342)

Income From Continuing Operations	$47,087	$(1,475)		$45,612	$(12,233)	$15,067		$48,446

Earnings Per Share:
Basic	$1.41							$1.21

Diluted	$1.41							$1.20

Average Shares Outstanding:
Basic	33,321					6,869	(15)	40,190
Diluted	33,469					6,787	(15)	40,256

Offering Adjustments

(1)	Reflects amortization of debt issue costs for the period, on a straight line basis that approximates the interest method, over the life of the 8.75% Notes.
(2)	Reflects interest expense at a rate of 7.71% (net of premium on issuance) for the period on the new notes, assuming that the new notes were issued on January 1, 2003. A 1/8 of 1% change in the interest rate would result in a $39,000 change in interest expense.
(3)	Reflects the income tax effect of the Offering Adjustments based on Plains’ historical effective income tax rate.

Merger Adjustments

(4)	3TEC’s historical results of operations for the five months ended May 31, 2003.
(5)	Reflects the $0.20 per barrel marketing fee Plains pays to Plains All American Pipeline, L.P.
(6)	Reflects the reversal of 3TEC’s historical DD&A expense related to oil and gas properties.
(7)	Reflects the effect of the merger on DD&A expense on oil and gas properties under the full cost method.
(8)	Reflects the reversal of 3TEC’s amortization of deferred debt issue costs and interest expense with respect to 3TEC’s debt that was retired in the merger.
(9)	Reflects interest expense for the period on $189.2 million of debt incurred in connection with the acquisition net of $1.6 million of capitalized interest. Interest expense is based on an estimated borrowing rate under Plains’ senior revolving credit facility (3.1%). Capitalized interest is based on the $61.1 million of purchase price allocated to oil and gas properties not subject to amortization and Plains’ effective average interest rate (6.0% based on pro forma debt). A 1/8% change in the interest rate would result in a $0.1 million change in interest expense.
(10)	Reflects the reversal of certain 3TEC’s income items that are charged or credited to income under the successful efforts method of accounting that are capitalized under the full cost method of accounting.
(11)	Reflects the reversal of 3TEC expenses related to the merger.
(12)	Reflects the reclassification of certain 3TEC revenue and expense items to conform to the Plains presentation.
(13)	Reflects amortization of estimated debt issue cost for the period, on a straight-line basis that approximates the interest method over the life of the agreement.
(14)	Reflects the adjustment of income tax expense based on a post-merger effective rate for current year earnings of approximately 41%.
(15)	Reflects common shares issued in the 3TEC merger.

Summary Pro Forma Oil and Gas Reserve Data of the Combined Company

The following table sets forth summary pro forma information with respect to Plains’ and Nuevo’s combined estimated net proved oil and gas reserves as of December 31, 2003.

	Plains	Nuevo(1)	Pro forma
Estimated Quantities of Oil and Gas Reserves at December 31, 2003
Proved Reserves
Oil (MBbl)	227,728	165,973	393,701
Gas (MMcf)	319,177	167,171	486,348
MMBOE	280,924	193,835	474,759
Proved Developed Reserves
Oil (MBbl)	124,822	150,319	275,141
Gas (MMcf)	235,070	125,721	360,791
MMBOE	164,000	171,273	335,273

Standardized Measure of Discounted Future Net Cash Flows (in thousands) at December 31, 2003
Future cash inflows	$8,190,872	$5,111,413	$13,302,285
Future development costs	(529,920)	(415,090)	(945,010)
Future production expense	(3,041,607)	(2,274,484)	(5,316,091)
Future income tax expense	(1,579,078)	(733,237)	(2,312,315)

Future net cash flows	3,040,267	1,688,602	4,728,869
Discounted at 10% per year	(1,783,464)	(634,307)	(2,417,771)

Standardized measure of discounted future net cash flows	$1,256,803	$1,054,295	$2,311,098

(1)	Adjusted to reflect the sale of Congo operations. See Note 2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: April 13, 2004	/s/ Cynthia A. Feeback

Cynthia A. Feeback Senior Vice President – Accounting and Treasurer